Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 22, 2021, except for the effect of restatement disclosed in Note 2 and Note 9, as to which the date is May 7, 2021, relating to the consolidated financial statements, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-255323). We also consent to the reference to our Firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-255323) incorporated by reference in this Registration Statement

/s/ArmaninoLLP

San Ramon, California

May 26, 2021